AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on October __, 2007, by and between Fit Sum Group Limited, Inc., a British Virgin Islands corporation (“FIT SUM”), and Green Dragon Wood Products Co. Limited, a Hong Kong company (“GREEN DRAGON HK”) and Lee Kwok Leung and Mei Ling Law, shareholders of GREEN DRAGON HK (the “Shareholders”).

RECITALS

FIT SUM desires to complete a share exchange transaction pursuant to which FIT SUM shall acquire certain shares of the common stock of GREEN DRAGON HK belonging to the Shareholders in exchange for a certain number of shares of the voting stock of FIT SUM as set forth below; and

The Board of Directors of FIT SUM and the Board of Directors of GREEN DRAGON HK have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement.

AGREEMENT

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1      The Exchange. At the Closing (as hereinafter defined), FIT SUM shall acquire from the Shareholders a total of 37,500 shares (the allocation of which is specifically set forth on the signature page hereto) in GREEN DRAGON HK.  Consideration to be paid by FIT SUM shall be a total of 37,500 shares of its common stock (the “Exchange Shares”) allocated in the same proportion of the Shareholders’ contribution. The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2    Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

 ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of FIT SUM. FIT SUM represents and warrants to GREEN DRAGON HK as follows:

(a)       Organization, Standing and Power. FIT SUM is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)       Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of FIT SUM consists of ______________ shares of Common Stock with a par value of $0.001 per share. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of FIT SUM approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. FIT SUM has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from FIT SUM at any time, or upon the happening of any stated event, any shares of the capital stock of FIT SUM whether or not presently issued or outstanding except as set forth herein.  After the execution of this Agreement and after the issuance of the Exchange Shares, FIT SUM will enter into Subscription Agreements with certain individuals whereby additional FIT SUM shares will be purchased. After the execution of this Agreement, the issuance of the Exchange Shares and the issuance of the shares related to the Subscription Agreements, FIT SUM will have a total amount of 1,037,500 shares outstanding.

(c)    Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of FIT SUM which have been delivered to GREEN DRAGON HK are true, correct and complete copies thereof. The minute book of FIT SUM, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of FIT SUM since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. FIT SUM has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of FIT SUM. No other corporate or shareholder proceedings on the part of FIT SUM are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)    Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of FIT SUM or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FIT SUM which violation would have a material adverse effect on FIT SUM taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to FIT SUM in connection with the execution and delivery of this Agreement by FIT SUM or the consummation by FIT SUM of the transactions contemplated hereby.

(f)    Books and Records. FIT SUM has made and will make available for inspection by GREEN DRAGON HK upon reasonable request all the books of FIT SUM relating to the business of FIT SUM. Such books of FIT SUM have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to GREEN DRAGON HK by FIT SUM are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. FIT SUM is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Dilutive Securities. FIT SUM has no dilutive securities of any kind, including but not limited to warrants, options or employee stock options outstanding.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of FIT SUM, threatened against or affecting FIT SUM which is reasonably likely to have a material adverse effect on FIT SUM, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FIT SUM having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Tax Returns. FIT SUM has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon FIT SUM.

2.2    Representations and Warranties of GREEN DRAGON HK. GREEN DRAGON HK represents and warrants to FIT SUM as follows:

(a)    Organization, Standing and Power. GREEN DRAGON HK is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong; each company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)    Capital Structure. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from GREEN DRAGON HK at any time, or upon the happening of any stated event, any share of the capital stock of GREEN DRAGON HK.

(c)    Certificate of Incorporation, Bylaws and Minute Books. Copies of the Certificate of Incorporation and of the other corporate documents of GREEN DRAGON HK which will be delivered to FIT SUM are true, correct and complete copies thereof. The minute books of GREEN DRAGON HK which will be made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of GREEN DRAGON HK since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. GREEN DRAGON HK has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its shareholders, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of GREEN DRAGON HK are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)    Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of GREEN DRAGON HK or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GREEN DRAGON HK or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to GREEN DRAGON HK in connection with the execution and delivery of this Agreement by GREEN DRAGON HK, or the consummation by GREEN DRAGON HK of the transactions contemplated hereby.

(f)    Books and Records. GREEN DRAGON HK has made and will make available for inspection by FIT SUM upon reasonable request all the books of account, relating to the business of GREEN DRAGON HK. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to FIT SUM by GREEN DRAGON HK are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. GREEN DRAGON HK is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Liabilities and Obligations. GREEN DRAGON HK has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the GREEN DRAGON HK financial statements delivered to FIT SUM that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of GREEN DRAGON HK threatened against or affecting GREEN DRAGON HK, which is reasonably likely to have a material adverse effect on GREEN DRAGON HK, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GREEN DRAGON HK having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Taxes. GREEN DRAGON HK has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and GREEN DRAGON HK has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. GREEN DRAGON HK knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(k)    Licenses, Permits; Intellectual Property. GREEN DRAGON HK owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

 2.3    Representations and Warranties of Shareholders. By execution of this Agreement, Shareholders represent and warrants to FIT SUM as follows:

(a)    Shares Free and Clear. The shares of GREEN DRAGON HK which Shareholders own are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)    Unqualified Right to Transfer Shares. Shareholders have the unqualified right to sell, assign, and deliver the shares of GREEN DRAGON HK and, upon consummation of the transactions contemplated by this Agreement, FIT SUM will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)    Agreement and Transaction Duly Authorized. Shareholders are authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholders are a party or by which such Shareholders are bound.

(d)    Share Ownership. Shareholders are presently shareholders of GREEN DRAGON HK.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

RESERVED

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1    Restricted FIT SUM Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.

4.2    Access to Information. Upon reasonable notice, FIT SUM and GREEN DRAGON HK shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, and with respect to GREEN DRAGON HK, the Acquired Entities, access to all their respective properties, books, contracts, commitments and records and, during such period, each of FIT SUM and GREEN DRAGON HK shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of FIT SUM and GREEN DRAGON HK shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by FIT SUM or GREEN DRAGON HK or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

5.1    Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby. GREEN DRAGON HK represents and warrant that it has obtained the appropriate required consents of the PRC government, if any

5.2    Conditions to Obligations of FIT SUM. The obligation of FIT SUM to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by FIT SUM:

(a)    Representations and Warranties. The representations and warranties of GREEN DRAGON HK set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and

GREEN DRAGON HK shall complete all government and legal process to transfer the shares of common stock from the Shareholders to FIT SUM.

(b)    Performance of Obligations of GREEN DRAGON HK. GREEN DRAGON HK shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and FIT SUM shall have received a certificate signed on behalf of FIT SUM by the President to such effect.

(c)    Closing Documents. FIT SUM shall have received all closing documents as counsel for FIT SUM shall reasonably request.

(d)    Consents. GREEN DRAGON HK shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of FIT SUM, individually or in the aggregate, have a material adverse effect on GREEN DRAGON HK and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. GREEN DRAGON HK shall also have received the approval of its shareholders in accordance with applicable law.

(e)    Due Diligence Review. FIT SUM shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of GREEN DRAGON HK and shall not have determined that any of the representations or warranties of GREEN DRAGON HK or its shareholders contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that GREEN DRAGON HK or its shareholders is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of FIT SUM, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against GREEN DRAGON HK, the consequences of which, in the judgment of FIT SUM, could be materially adverse to GREEN DRAGON HK.

5.3    Conditions to Obligations of GREEN DRAGON HK. The obligations of GREEN DRAGON HK to effect the Exchange is subject to the satisfaction of the following conditions unless waived by GREEN DRAGON HK:

(a)    Representations and Warranties. The representations and warranties of FIT SUM set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, GREEN DRAGON HK shall have received a certificate signed on behalf of FIT SUM by the President to such effect.

(b)    Performance of Obligations of FIT SUM. FIT SUM shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FIT SUM shall have received a certificate signed on behalf of FIT SUM by the President to such effect.

(c)    Closing Documents. GREEN DRAGON HK shall have received all closing documents as counsel for GREEN DRAGON HK shall reasonably request.

(d)    Consents. FIT SUM shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)    Due Diligence Review. GREEN DRAGON HK shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of FIT SUM and shall not have determined that any of the representations or warranties of FIT SUM contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that FIT SUM is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of GREEN DRAGON HK, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against FIT SUM the consequences of which, in the judgment of GREEN DRAGON HK, could be materially adverse to FIT SUM.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of FIT SUM and GREEN DRAGON HK;

(b)    by either FIT SUM or GREEN DRAGON HK if there has been a material breach of any representation, warranty, covenant or agreement on the part of FIT SUM or GREEN DRAGON HK, as the case may be set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

6.2    Effect of Termination. In the event of termination of this Agreement by either FIT SUM or GREEN DRAGON HK as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3    Amendment. This Agreement may be amended by mutual agreement of FIT SUM and GREEN DRAGON HK.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

.ARTICLE VII

GENERAL PROVISIONS

7.1    Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

7.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to FIT SUM:

____________________________

____________________________

____________________________

____________________________

(b)  If to GREEN DRAGON HK:

____________________________

____________________________

____________________________

____________________________

7.3    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Florida state court or any federal court in the State of Florida in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7    No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8    Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEROF, this Agreement has been signed by the parties set forth below as of the date set forth above.

FIT SUM GROUP LIMITED ____________________________
Lee Kwok Leung
GREEN DRAGON WOOD PRODUCTS CO. LIMITED
____________________________
Lee Kwok Leung
Shareholders of GREEN DRAGON WOOD PRODUCTS CO. LIMITED
____________________________
Lee Kwok Leung
Amount of shares exchanged: 30,000 ____________________________
Mei Ling Law Amount of shares exchanged: 7,500